AGREEMENT
REGARDING A LOAN APPROVAL

The following Loan Agreement is concluded between

RefuSol GmbH
Uracher Straße 91
D-72555 Metzingen

hereinafter referred to as “Borrower” - and

Commerzbank Aktiengesellschaft
Filiale Reutlingen
Unter den Linden 1
D-72762 Reutlingen

hereinafter referred to as “Bank” -

1. Amount and Term of the Loan

1.1 Until further notice and under the joint liability of REFU Elektronik GmbH, Marktstr. 185, 72793 Pfullingen the bank provides a loan to the amount of € 8,000,000.00 (in words: eight million 00/100 Euros).

2. Utilization

2.1 The loan may optionally be utilized by the Borrower as follows:
•as an overdraft loan in Euros
•as a money market loan in Euros
•for sureties in Euros
•guarantees

Respective total utilization may not exceed the amount of the granted loan. The Borrower himself will ensure that the granted loan is not exceeded.

2.2 Money market loans will be granted by separate agreement with possible terms from 1 day to 364 days. The Bank shall only grant money market loans in Euros if the nominal amount of the individual money market loan reaches or exceeds the subsequently displayed minimum amounts:

•at least EUR 1,000,000.00 for terms of 1 day or longer.
•at least EUR 250,000.00 for terms of 1 month or longer.
•at least 100,000.00 for terms of 3 months or longer.

3. Interest and Charges

3.1 Overdraft loan

3.1.1 Overdraft loan in Euros

Respective utilization for current accounts (overdraft loan) in Euros shall currently be subject to interest of 5.32 % p.a. until further notice.

3.2 Guarantees

3.2.1 Guarantees in Euros

The Bank is currently and until further notice calculating a guarantee provision of 1.5 % p.a. on the nominal amount of the surety, but at least EUR 40.00 per surety per annual part thereof. The Bank further charges an amendment fee per surety to the amount of EUR 25.00 each.

3.3 Interest and Charges for other Forms of Withdrawal

Interest and charges for other forms of withdrawal listed individually under Item no. 2.1 and permissible in accordance with the Loan Agreement shall be agreed upon on an individual basis. If an agreement of this nature does not materialize, the Bank shall not be obligated to grant the form of withdrawal requested by the Borrower.

3.4 Credit commission

From the start of the contract term, the Bank shall charge the Borrower credit commission to the amount of 0.5 % p.a on the total loan amount. The credit commission is payable monthly in arrears on the last day of every calendar month.

4. Legal Validity

If any of the provisions, either in whole or in part, of the Loan Agreement is or becomes invalid or unenforceable, this shall not serve to invalidate the remaining provisions thereof.

5. Special Agreements

5.1 Financial Covenants

The Borrower shall obligate to comply with the following financial covenants in the Borrower's annual financial statement during the term of this Loan Agreement:

Minimum own equity share

The equity share shall amount to at least 25% of the balance sheet total from as the 2011 annual financial statement.

The calculation of the aforementioned key figures follows in accordance with this Loan Agreement's Appendix “Calculation scheme of Financial Covenants”, which is a significant component of his Loan Agreement.

The basis for calculation shall be the Borrower's certifiably audited annual financial statement for the respective financial year performed with the identical accounting and evaluation method used during the previous year.

The Borrower shall submit and confirm in writing annual proof of compliance to the aforementioned key figures to the Bank in the form of audited annual financial statements. The documents concerned shall be submitted to the Bank unsolicited and immediately after their compilation but no later than September 30, and they must be compiled with the same accounting and evaluation method.

5.2. Other Covenants

For the duration of this Loan Agreement, the Borrower shall obligate

•
to inform the Bank of any closures of loan agreements with other credit institutions or similar obligations, including the assumption of guarantees or similar obligations, as well as of any refinancing measures on the capital market.

•
to inform the Bank immediately of any reductions or cancellations of his existing credit lines with other credit institutions and/or insurance companies. This also applies to credit lines approved to the Borrowers by other credit institutions and/or insurance companies after closure of this Loan Agreement and subsequently cancelled during the term of this Loan Agreement.

•
not to place the Bank in an inferior position than that of other lenders with loans of comparable maturities with regard to the provision of securities (collateral) and the agreement of other loan conditions (in particular the compliance or maintenance of certain economic or financial circumstances and/or key figures. Should the Borrower provide other lenders with sureties which would place these in superior position to the Bank, he will previously or simultaneously allow the Bank to participate in these sureties with the same ranking or provide the Bank with equal sureties. In the event of debt rescheduling of short-term unsecured loans into longer term secured loans, the Borrower shall offer the Bank advance debt rescheduling for its loans against appropriate security. If the Borrower seeks to agree on financial covenants with other credit institutions, which would place these in superior position to the bank, he shall offer the Bank a supplementary agreement which will place the Bank in the same favorable position as the other credit institutions with regard to the financial covenants.

5.3 In the event that the Borrower does not comply with the aforementioned obligations and/or if the aforementioned agreed key figures are not achieved or compliance to key figures is not or not promptly confirmed by submitting the respective documents, the Bank shall set a period for remedy of this breach of obligation, if such remedy is possible within 30 days according to the ordinary course of business. If a period for remedy has not been set or if the period has unsuccessfully expired, the Bank is initially entitled to demand from the Borrower the provision of banking collateral to secure the amounts accruing to the Bank under this Loan Agreement. Other rights to which the Bank is entitled according to this contract, other agreements or according to its General Terms and Conditions, remain unaffected.

5.4 Other documentation

5.4.1 The Borrower obligates to provide the Bank with the following documents:

•	quarterly figures for the entire corporate group of the private foundation, PRETTL Privatstiftung, in Salzburg, primarily as at December 31st, 2010, to be submitted by February 15th, 2011.

•
Annual financial statements from all of the Prettl Foundation group's operating companies must be submitted to us after completion but no later than nine months after end of the respective financial year

6. Loan Commitment of the Bank

The Bank is bound to the proposal submitted in this Contract until March 1st, 2011.

7. Validity of the Special Loan Conditions, the General Terms& Conditions and the conditions pertaining to the Bank's Guarantee Business

A significant component of this Contract and its associated separate contracts and individual transactions are the attached Special Loan Conditions. The General Terms and Conditions and the conditions for the Bank's guarantee business, also attached to this Contract, shall apply where applicable.

8. Clarification of the Economic Beneficiary

☒ Regarding the acceptance of the loan, the Borrower is acting in his own economic interest and not upon the initiative of a third party.

☐ Regarding the acceptance of the loan, the Borrower is acting upon the initiative of a third party.

Name and address of the person/company initiating the acceptance of the loan:

_______________________________________________________________________________

The Borrower must mark the appropriate option. The Borrower obligates to immediately inform the Bank of any changes in this information arising during the term of this Loan Agreement.

Reutlingen, February 1, 2011	/s/ Commerzbank Aktiengesellschaft - Filiale Reutlingen
(Place, Date)	(Name/Stamp and signature of bank)

Metzingen, February 8, 2011	/s/ Refusol GmbH
(Place, Date)	(Name/Stamp and signature of borrower)

Cumulative Assumption of Debt

REFU Elektronik GmbH hereby assumes the obligations of the Borrower contained in the aforementioned Loan Agreement by way of cumulative assumption of debt and, together with the Borrower, is liable in accordance with § 421 of the BGB (German Civil Code) for all current and future claims against the Borrower to which the Bank is entitled on the basis of the aforementioned Loan Agreement, including overdraft of the approved loan amount by up to 20%. However, this does not justify the Borrower's entitlement to the tolerance/concession of respective overdraft of the approved loan.

(Place, Date)	RefuElektronic, GmbH
Marktstr. 185 - 72793 Pfullingen
(Address of 1st jointly liable party)

Special Loan Conditions pertaining to the Loan Agreement between COMMERZBANK Aktiengesellschaft, Filiale Reutlinen and RefuSol GmbH dated February 1st, 2011

Special Loan Conditions pertaining to the Loan Agreement (Loan)

1.     Conclusion of contract

Once signed by the Bank, the Loan Agreement shall only come into effect upon the Bank's receipt of the original agreement legally signed by the Borrower.

2.     Joint Liability of the Borrowers

Unless agreed otherwise in the Loan Agreement, multiple Borrowers shall be liable as joint debtors in accordance with § 421 of the BGB.

3.     Payment conditions

Unless agreed otherwise in the Loan Agreement, the Borrower may claim the loan amount if the Loan Agreement has become effective, if no reasons for cancellation apply and, in the event of any agreed provision of guarantees, if these guarantees have been effectively provided and can no longer be revoked.

4.     Withdrawal of the loan

4.1     The withdrawal amount

The amount of the respective total withdrawal may not exceed that of the granted loan.

4.2     Withdrawal through money market loans

Money market loans are paid out upon availability of any agreed payment prerequisites, two banking days after closure of the respective conditional agreement, and must be paid back at the end of their maturity, plus any due interest, in the currency in which they were utilized. A banking day is any day (with the exception of Saturday and Sunday), on which commercial banks are open to the public in Frankfurt/Main and Reutlingen.

4.3     Withdrawal on the basis of guarantees

As far as the Borrower can also take up the agreed loan through the assumption of guarantees on the part of the Bank in terms of the Loan Agreement, the Bank reserves the right to reject the assumption of a guarantee in individual cases on the basis of the Bank's risk arising from the wording and/or the person of the beneficiary and/or the underlying transaction. The conditions for the Bank's guarantee business in their current version apply as well.

5.     Interest and Charges

5.1     Current account loans in Euros

Interest is due monthly in arrears on the last day of every calendar month.

Interest for withdrawals in Euros are charged on the basis of the German interest rate method at 360/360 interest days per annum, unless agreed upon otherwise.

The Bank shall provide the Borrower with a final interest balance within the scope of the current account balance on a monthly basis.

5.1.1     Current account loans in Euros

If the last published average monthly rate for the three-month EURIBOR interest rate increases in comparison to the average monthly rate determined during the previous month of the last interest rate adjustment or agreed interest rate by more than 0.25 percentage points, the Bank shall be entitled, at its reasonable discretion (§ 315 BGB), to increase the contractual interest rate by a maximum of 0.10 percentage points over and above the adjusted average monthly rate. The Bank shall reduce the contractual interest rate at its reasonable discretion, if the average monthly rate for the three-month EURIBOR rate is reduced by more than 0.25 percentage points. The Bank shall exercise its discretion in the same manner with regard to increases and reduction in interest rates. Factors such as changes in your credit default risk, the Bank's rating as well as internal cost calculations shall not be considered during the exercise of discretion.

Interest shall be adjusted immediately after publication of the aforementioned changes in the average monthly rate by means of a corresponding statement to the Borrower. Notification of interest rate changes may also take the form of a print-out on the bank statement of the account via which the loan is utilized.

In the event of an increase in interest rates, the Borrower may, unless otherwise agreed, cancel the loan with immediate effect within six weeks after publication of the change. If the Borrower does cancel the loan, the increased contractual interest rate shall not form the basis for the cancelled loan. the Bank shall grant the Borrower an appropriate period for settlement of the loan.

5.2     Assumption of guarantees

Unless agreed otherwise in the Loan Agreement, commission is payable monthly in arrears on the last day of every month.
If this is based on a percentage commission, it will be calculated on the basis of the international interest rate method at calendar days/360 interest days per annum.

5.3     Money market loans in Euros

5.3.1     Calculation and maturity of interest

Interest for withdrawals in Euros is calculated on the basis of the international interest rate method at calendar days/360 interest days per annum. Interest is payable at the end of the respective period.

5.4     Debit authorization

The Bank is entitled to debit one of the Borrower's current accounts with interest and charges payable in accordance with these Special Loan Conditions.

6.     Repayment/Exemption from obligations

6.1
During the period of the Loan Agreement, current account withdrawals may be repaid at any stage. Other forms of withdrawal may only be repaid at the end of their respective terms or in accordance with the special conditions applicable to them.

6.2
At the end of the Loan Agreement's term (irrespective of whether due to the passage of time or cancellation), all outstanding withdrawals must be repaid in one sum. If a fixed terms has been agreed for money market loans, these loans shall be repayable at the end of the agreed period.

6.3
If the Bank has provided guarantees on the Borrower's order, the Borrower shall exempt the Bank of obligations from any continued guarantees upon maturity of the Loan Agreement (irrespective of whether due to the passage of time or cancellation). Until such exemption the Borrower is obligated to pay the continued guarantees in cash to the value of the nominal amount and to pledge the respective contribution in the Bank's favor.

7.     Disclosure of financial circumstances/Exemption from banking secrecy

7.1     Disclosure of the Borrower's financial circumstances

The Borrower is obligated to keep the Bank informed of his financial circumstances and those of any affiliated companies in timely manner and to provide the Bank immediately (but no later than nine months after the end of the respective business year) and without special request with his annual financial statements, progress reports and consolidated/group financial statements (if these are compiled or are as yet to be compiled). After completion, these shall be confirmed by the legally valid signature of a certified auditor or provided with the certification of a tax adviser. If the annual financial statement must be audited in accordance with legal requirements or is subjected to voluntary auditing, the Borrower is obligated to further provide the Bank with any documentation required in accordance with § 18 KWG and other regulatory provisions.

The Borrower is further obligated to also provide the Bank with the respective auditing report of his annual auditor together with the aforementioned documents, if this report has to be compiled on the basis of legal requirements or is subject to voluntary compilation.

The Bank is entitled to inform the jointly liable party of the loan accounts' balances.

7.2     Disclosure of the Financial Circumstances of Warrantors, Guarantors and Jointly Liable Parties

7.2.1     Warrantor/Guarantor/Jointly Liable Party (if these are legal entities or a trading company

The Borrower is obligated to keep the Bank informed of the financial circumstances of the warrantor/guarantor and/or jointly liable party in timely manner and to provide the Bank with respective annual financial statements, progress reports and consolidated/group financial statements (if these are compiled or are as yet to be compiled). After completion, these shall be immediately (but no later than nine months after the end of the respective business year of the warrantor/guarantor and/or jointly liable party) confirmed by legally valid signature and in the form specified under the aforementioned item 7.1 (confirmed by a certified auditor, certification of a tax advisor, attestation by a certified accountant).

The Borrower is further obligated to also provide the Bank with the warrantor's documents required in accordance with § 18 KWG and other regulatory provisions. This does not apply if the Federal Republic of Germany, a federal state, a regional administrative body, a commune, a guarantee or investment bank or the Kreditanstalt für Wiederaufbau (KfW) [Reconstruction and Loan Corporation] has assumed a deficiency guarantee.

8.     Transfer clause

8.1
The Bank shall not sell, cede, pledge or otherwise transfer its claims from a Loan Agreement, including its claims from the individual translations closed in the Loan Agreement under the conditions specified in paragraph (2) to one or several third parties. Express reference is made to the regulations in paragraph (4) and (5).

8.2     The following prerequisites shall apply during the term of the loan:

8.2.1
The Borrower's financial circumstances or the intrinsic value of an assumed surety for the Loan Agreement does not undergo significant deterioration or does not threaten to undergo significant deterioration, which would jeopardize the repayment of the loan even with the utilization of the surety.

8.2.2
All interest rates, commissions and processing charges agreed under this Loan Agreement, including those individual business transactions completed under the Loan Agreement, shall be paid on the respective due dates.

8.2.3
Withdrawals from a current account in terms of the Loan Agreement, including the utilization arising from the individual business transactions carried out within the agreed loan may not exceed the amount specified in the Loan Agreement and shall be repaid in accordance with the agreements.

8.3	The Bank ensures the Borrower under the aforementioned prerequisites, that it shall not invoke the legal invalidity of the aforementioned prohibition of assignment.

8.4.
In deviation of the aforementioned regulations, the Bank is entitled to cede its complete or partial claims from this loan to the Deutsche Bundesbank [German Central Bank] or to development banks for purposes of equity relief, refinancing or risk diversification. In this respect, the Borrower exempts the Bank from banking secrecy. Development banks are national or international credit institutions, which have provided the Bank with credit funds for the allocation of loans to the Bank's customers for the development of customer investment plans. The development banks specifically include the Kreditanstalt für Wiederaufbau (KfW), the European Investment Bank (EIB), LfA Förderbank Bavaria, the Landeskreditbank Baden-Württemberg (L-Bank) and the NRW Bank. In the event of cessation to the Deutsche Bundesbank, the Borrower shall provide the Deutsche Bundesbank with his annual financial statements and/or with voluntary self-disclosure.

8.5
The Bank is further entitled to transfer the total or partial economic risk of the loan (e.g. through credit derivatives or within the scope of Asset-Backed Security Transactions) in anonymized form to a purchaser. The Bank is entitled to forward any information required in this regard to the Purchaser as well as to persons involved in the transfer process for technical or legal reasons, e.g. rating agencies or auditors. Insofar, the Borrower shall also exempt the Bank from banking secrecy.

9.     Termination for cause

The Bank is entitled to terminate without notice the Loan Agreement as well as individually agreed transactions contained therein for good cause, if the Borrower does not fulfill his contractual obligation to comply with covenants or to provide documentation on his or the economic circumstances of warrantors, guarantors, jointly liable parties, even after unsuccessful expiry of an adequate grace period for remedy or after unsuccessful warning. Other termination rights to which the Bank is entitled in accordance with the specifications under item 19 paragraph 3 of its General Terms and Conditions and legal provisions (§§ 314, Para 1 BGB) shall remain unaffected.

10.     Statute of limitation

Unless pertaining to claims for damages, the Bank's claims from this Loan Agreement only expire after five years. The term begins with the completion of the year in which the claim has become due.

11.     Legal validity

If individual provisions contained in this Special Loan Agreement are or become invalid or not feasible, in whole or in part, such invalidity shall not affect the remaining provisions.

Appendix pertaining to Item 5 of the Loan Agreement between Commerzbank Aktiengesellschaft Filiale Reutlingen and RefuSol GmbH dated February 1st, 2011.

“Calculation scheme for Financial Covenants”

1. Equity (nominal)

Equity is calculated as follows on the basis of the Borrower's annual financial statements dated _______________________ (data in TEUR):

Share capital / Capital stock /Limited liability capital / Subscribed capital / Business assets
+ Capital reserve
+ Legal reserve
+ Reserve for treasury stock
+ Statutory reserves
+ (other) retained income
Profit carried forward
Loss carried forward
Annual net profit
Annual deficit
Release of reserves
Allocation to reserves
Distribution of the annual deficit
Other distributions / profit distributions
+ Net profit (total resulting from profit or loss carried forward + annual net profit ./. annual deficit + release of reserves ./. allocation of reserves + distribution of the annual deficit ./. distribution/profit distribution)

./.Net loss (total resulting from profit or loss carried forward + annual net profit ./. annual deficit + release of reserves ./. allocation of reserves + distribution of the annual deficit ./. distribution/profit distribution)

+ Shares of minority shareholders (consolidated balance sheet)
+ Silent partner capital
+ Participation-rights capital
+ Secondary interest bearing liabilities > 1 year
+ Secondary loans and financial liabilities < 1 year
+ 50% of the stated special reserves with an equity portion
+ Current liabilities to associates (residual maturity > 5 years)
+ Liabilities for which the bank was provided with a declaration of loan retention and/or equity maintenance
+ Other liabilities to associates and associated companies (residual maturity > 5 years)
./. Non-assessable claims (*)
Loans / Receivables from associates and their relatives (*)
Shareholder loss share accounts (*)
Deferred clearing accounts of shareholders (*)
Payment obligations of personally liable shareholders (*)
Calls for funds (from limited company)(*)
Doubtful receivables from delivery and service of associated companies (*)
./. Other adjustment items (*)
./. Outstanding contributions (*)
./. Own shares (*)
./. Deficit not covered by equity (*)
./. Start-up and business-expansion expenses (*)
./. Delimitation items for deferred taxes (*)
./. Goodwill (*)
./. Special operating assets (*)
= Equity total                    (* Adjustment item)

2) Adjustment of the balance sheet total

Balance sheet total
./. Total of adjustment items
./. Payments received (always considered as liabilities) > 1 year
./. Payments received (always considered as liabilities) < 1 year

= Adjustment of the balance sheet total

= Equity ratio in % (equity total/adjustment of balance sheet total *100)

CONDITIONS FOR GUARANTEE BUSINESS

Risk warning for guarantees “on first demand”:
In the event of a guarantee “on first demand”, the Bank has to pay as soon as the beneficiary demands this from the bank in terms of the guarantee's conditions. The Bank may only reject the demand for payment when the objection of the abuse of rights is ascertainable and this only when the claim is obviously verifiable, i.e. recognizable to everyone, unlawful or “conclusive”, i.e. verifiable through documentation. The Bank will therefore also debit the client's account even though the client may consider the beneficiary's demand for payment to be wrongful, but an unlawful demand cannot be verified or is inconclusive.
The client may only assert any pleas or objections from the underlying transaction after payment by the bank and only immediately to the beneficiary. The client therefore bears the risk that the beneficiary may not or no longer be able to repay the unlawfully acquired amount.
Upon assignment of the customer (“Client”), Commerzbank Aktiengesellschaft (“Bank”) shall issue guarantees and Standby Letters of Credit on the basis of “first demand” and other sureties (uniformly specified as “Guarantees” hereinafter) in favor of a third party (“Beneficiary”) under the following conditions:
1. Direct and Indirect Guarantee

In accordance with the Client's instructions, the Bank issues the Guarantee internally (“direct guarantee”) or it assigns another bank (“Second Bank”) with the issue of the Guarantee (“indirect guarantee”) under its corresponding liability ("Counter-Guarantee"). In the absence of the Client's instruction, the Bank may issue an indirect guarantee if it deems this necessary under the circumstances with consideration to the Client's interests.

2. Entry, Charges and Repayment of Expenses

The Bank will debit the Client with the guarantee amount on the guarantee account, as soon as it has handed over or dispatched the guarantee or has assigned the Second Bank with the issue of the guarantee. From this point in time the Bank periodically charges the Client - apart from expenses - guarantee commission as well as charges for the creation, modification or other processing of the guarantee.

The Client obligates to repay the Bank all expenses incurred in connection with the execution of his guarantee order, including national and international judicial and extra-judicial proceedings and which the Bank may deems as required under the circumstances. This obligation for reimbursement also includes expenditures after termination of a guarantee, especially if a payment obligation pertaining to the guarantee still avails or is ordered by a decision, enforceable in the country where it was rendered.

3. Document inspection

The Bank will carefully inspect payment claims, declarations and all documents required for a guarantee and which need to be submitted in this regard with regard to whether their external presentation seems to comply with the terms of the guarantee without contradiction. If the documents are not received in original form but rather via authenticated or encrypted teletransmission (e.g. SWIFT message, encrypted telex), the Bank may treat them as originals.

4. Notification of the Client

The Bank shall notify the Client immediately about the receipt of demand for payment.

5. Payment of the Guarantee

The Bank is obligated to pay when it has received the beneficiary's or the Second Bank's demand for payment in compliance with the conditions of its guarantee before its expiry.

The Bank may only refuse payment for guarantees payable “on first demand” when the objection of the abuse of rights is ascertainable. The contracting party of the guarantee can only assert any other objections and pleas from the underlying transaction in a recovery process (refer to aforementioned Risk Warning for guarantees “on first demand”).

For guarantees not payable” on first demand” however, the Bank will take into consideration all permissible pleas or objections with credible written assurance within an appropriate period.

The Bank may also issue payment for an expired guarantee if the guarantee is still subject to payment obligation or payment is ordered by a decision, enforceable in the country where it was rendered.

General Business Conditions
(As of May 19th, 2010)

I. Basic rules governing the relationship between the Customer and the Bank	(3) Prerequisites for the disclosure of banking affairs
1. Scope of application and amendments of these General Business Conditions and the special conditions for particular business relations
The Bank shall be entitled to disclose banking affairs concerning legal entities and on business persons registered in the Commercial Register, provided that the inquiry relates to their business activities. The Bank shall not, however, disclose any information if it has received instructions to the contrary from the Customer. Details of banking affairs concerning other persons, in particular private Customers and associations, shall be disclosed by the Bank only if such persons have expressly agreed thereto, either generally or in an individual case. Details of banking affairs are disclosed only if the requesting party has substantiated its justified interest in the information requested and there is no reason to assume that the disclosure of such information would be contrary to the Customer's legitimate concerns.

1) Scope of application
The General Business Conditions govern the entire business relationship between the Customer and the Bank's domestic offices (hereinafter referred to as the "Bank"). In addition, particular business relations (such as securities transactions, payment services and savings accounts) are governed by special conditions, which contain deviations from, or complements to, these General Business Conditions; they are agreed with the Customer when the account is opened or an order is given. If the Customer also maintains business relations with foreign offices, the Bank's lien (No. 14 of these General Business Conditions) also secures the claims of such foreign offices.

(2) Amendments	(4) Recipients of disclosed banking affairs
Any amendments of these General Business Conditions and the special conditions shall be offered to the Customer in text form no later than two months before their proposed date of entry into force. If the Customer has agreed an electronic communication channel (e.g., online banking) with the Bank within the framework of the business relationship, the amendments may also be offered through this channel. The amendments shall be deemed to have been approved by the Customer, unless the Customer has indicated disapproval before their proposed date of entry into force. Upon the offer of such amendments the Bank shall expressly draw the customer's attention to this implied approval. If the Customer is offered amendments of special conditions governing payment services (e.g. General Conditions for Payment Services), the Customer may also terminate the payment services framework contract (Zahlungsdiensterahmenvertrag) free of charge with immediate effect before the proposed date of entry into force of the amendments. Upon the offer of such amendments the Bank shall expressly draw the customer's attention to this right of termination.
The Bank shall disclose details of banking affairs only to its own Customers as well as to other credit institutions for their own purposes or those of their customers.
3. Liability of the Bank; contributory negligence of the Customer
(1) Principles of liability

When performing its obligations, the Bank shall be liable for any negligence on the part of its staff and of those persons whom it may call in for the performance of its obligations. If the special conditions for particular business relations or other agreements contain provisions inconsistent herewith, such provisions shall prevail. In the event that the Customer has contributed to the occurrence of the loss by any own fault (e.g. by violating the duties to cooperate as mentioned in No. 11 of these General Business Conditions), the principles of contributory negligence shall determine the extent to which the Bank and the Customer shall have to bear the loss.

2. Banking secrecy and disclosure of banking affairs
(1) Banking secrecy
The Bank has the duty to maintain secrecy about any customer-related facts and evaluations of which it may have knowledge (banking secrecy). The Bank may only disclose information concerning the Customer if it is legally required to do so or if the customer has consented thereto or if the Bank is authorized to disclose banking affairs.
(2) Orders passed on to third parties

If the contents of an order are such that the Bank typically entrusts a third party with its further execution, the Bank performs the order by passing it on to the third party in its own name (order passed on to a third party).This applies, for example, to obtaining information on banking affairs from other credit institutions or to the custody and administration of securities in other countries. In such cases, the liability of the Bank shall be limited to the careful selection and instruction of the third party.

(2) Disclosure of banking affairs
Any disclosure of details of banking affairs comprises statements and comments of a general nature concerning the economic status, the creditworthiness and solvency of the Customer; no information shall be disclosed as to amounts of balances of accounts, of savings deposits, of securities deposits or of other assets entrusted to the Bank or as to amounts drawn under a credit facility.

(3) Disturbance of business
The Bank shall not be liable for any losses caused by force majeure, riot, war or natural events or due to other occurrences for which the Bank is not responsible (e.g. strike, lock-out, traffic hold-ups, administrative acts of domestic or foreign public authorities.

4. Set-off limitations on the part of the Customer
The Customer may only set off claims against those of the Bank if the Customer's claims are undisputed or have been confirmed by a final court decision.
5. Right of disposal upon the death of the Customer
Upon the death of the Customer, the Bank may, in order to clarify the right of disposal, demand the production of a certificate of inheritance, a certificate of executorship or further documents required for such purpose; any documents in a foreign language must, if the Bank so requests, be submitted in a German translation. The Bank may waive the production of a certificate of inheritance or a certificate of executorship if an official or certified copy of the testamentary disposition (last will or contract of inheritance) together with the relevant record of probate proceedings is presented. The Bank may consider any person designated therein as heir or executor as the entitled person, allow this person to dispose of any assets and, in particular, make payment or delivery to this person, thereby discharging its obligations. This shall not apply if the Bank is aware that the person designated therein is not entitled to dispose (e.g. following challenge or invalidity of the will) or if this has not come to the knowledge of the Bank due to its own negligence.

6. Applicable law and place of jurisdiction for Customers who are businesspersons or public-law entities
(1) Applicability of German law
German law shall apply to the business relationship between the Customer and the Bank.
(2) Place of jurisdiction for domestic Customers
If the Customer is a businessperson and if the business relation in dispute is attributable to the conducting of such businessperson's trade, the Bank may sue such Customer before the court having jurisdiction for the Bank's office keeping the account of such Customer or before any other competent court; the same applies to legal entities under public law and special funds under public law. The Bank itself may be sued by such Customers only before the court having jurisdiction for the Bank's office keeping the account of such Customer.

(3) Place of jurisdiction for foreign Customers
The agreement upon the place of jurisdiction shall also apply to Customers who conduct a comparable trade or business abroad and to foreign institutions which are comparable with domestic legal entities under public law or a domestic special fund under public